Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 145 to the Registration Statement (Form N-1A, No. 002-21789) of our reports dated May 25, 2017 on the financial statements and financial highlights of Deutsche Real Asset Fund (one of the funds constituting Deutsche Market Trust) included in each Fund’s Annual Report for the fiscal year ended March 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 24, 2017